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                                                                      EXHIBIT 21

Exhibit 21 - Subsidiaries of Registrant
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     Airborne, Inc. has the following wholly owned subsidiaries:

     1. Airborne Express, Inc., a Delaware corporation, provides domestic and international delivery services in addition to customer service, sales and marketing activities. Its wholly owned subsidiaries are as follows:

          a) Airborne Credit, Inc., a Virginia corporation, provides liquidity through the purchase and sale of our trade accounts receivable.

          b) Airborne Freight Limited, a New Zealand corporation, provides air express and air freight services.

          c) Airborne Express (Netherlands) B.V., a Netherlands corporation, provides air express and air freight services.

          d) Airborne Express i Sigtuna AB, a Swedish corporation, provides air express and air freight services.

     2. ABX Air, Inc., a Delaware corporation, is a certificated air carrier that owns and operates our aircraft and related assets. Its wholly owned subsidiaries are as follows:

          a) Wilmington Air Park, Inc., an Ohio corporation, is the owner of the Wilmington airport property (Airborne Air Park). It has the following direct or indirect wholly owned subsidiaries:

               i) Aviation Fuel, Inc., an Ohio corporation, purchases and sells aviation and other fuels.

               ii) Sound Suppression, Inc., an Ohio corporation, is a holder of certain aircraft equipment patents.

          b) Airborne FTZ, Inc., an Ohio corporation, is the holder of a foreign trade zone certificate at the Wilmington airport property and owns and manages our expendable aircraft parts inventory.

          c) Advanced Logistics Services Corp., an Ohio Corporation, holder of certain real estate partnership interests.

     3. Sky Courier, Inc., a Delaware corporation, provides expedited courier service.